Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-761-6727

Liz.Falcone@fkhealth.com

INFINITY PROVIDES COMPANY OUTLOOK AND REPORTS FULL-YEAR AND FOURTH QUARTER 2011 FINANCIAL RESULTS

– Key Data from Four Ongoing Clinical Trials Anticipated in 2012 –

– Committed R&D Funding for All Partnered Programs for 2012 and 2013 –

– Reiterates 2012 Financial Guidance –

Cambridge, Mass. – March 13, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its clinical and financial outlook and announced its full-year and fourth quarter 2011 financial results. During the quarter, Infinity continued to advance its diverse pipeline, which targets areas of high unmet patient need where current treatments are either non-existent or inadequate, such as myelofibrosis, chondrosarcoma and non-small cell lung cancer.

“We made substantial progress advancing our clinical programs in the past year, and with data readouts expected in the second half of 2012 from four of our six ongoing trials across three development programs, we are positioned to have a transformative year,” stated Adelene Q. Perkins, Infinity’s president and chief executive officer. “We entered 2012 with more than $115 million in cash and investments and committed R&D funding for our partnered programs over the next two years. This strong financial foundation, with cash runway into 2014, provides us with the flexibility to advance all six of our trials to potential value inflection points before needing to finance.”

Expected 2012 Development Milestones

Infinity’s clinical development programs include saridegib (IPI-926), a novel, oral, small molecule that inhibits Smoothened, a key component of the Hedgehog pathway; retaspimycin hydrochloride (HCl) (IPI-504), a novel heat shock protein 90 (Hsp90) inhibitor; and IPI-145, a potent, oral inhibitor of phosphoinositide-3-kinase (PI3K) delta and gamma. Infinity anticipates achieving the following development milestones in the second half of 2012:

Saridegib:

•	Complete enrollment in the Phase 2 trial in patients with metastatic or locally advanced, unresectable chondrosarcoma

•	Report data from the Phase 2 trial in patients with myelofibrosis

Retaspimycin HCl:

•	Complete enrollment in the Phase 2 trial in combination with docetaxel in patients with non-small cell lung cancer (NSCLC)

•	Report top-line data from the dose-escalation portion of the Phase 1b/2 trial in combination with everolimus in NSCLC patients with a KRAS mutation

IPI-145:

•	Report data from the Phase 1 trial in healthy subjects

•	Report data from the Phase 1 trial in patients with hematologic malignancies

•	Initiate Phase 2 development in inflammation

Full-Year and Fourth Quarter 2011 Financial Results

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At December 31, 2011, Infinity had total cash, cash equivalents and available-for-sale securities of $115.9 million, compared to $101.0 million at December 31, 2010, and $75.3 million at September 30, 2011. In November 2011, Infinity drew down the full $50 million under the line of credit made available to Infinity by Purdue Pharmaceutical Products L.P. as part of its strategic alliance. The borrowed amounts bear interest at the prime rate, and no principal or accrued interest is due until April 1, 2019.

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Total revenue for full-year 2011 was $92.8 million, compared to $71.3 million for 2010. In 2011, revenue was composed of $88.5 million for reimbursed research and development (R&D) services and $4.3 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Mundipharma International Corporation Limited and Purdue, compared to $67.0 million and $4.3 million, respectively, for 2010.

Total revenue for the fourth quarter of 2011 was $22.3 million, compared to $13.8 million for the same period in 2010. Fourth quarter 2011 revenue was composed of $21.3 million for reimbursed R&D services and $1.0 million from the amortization of deferred license revenue from Mundipharma and Purdue, compared to $12.8 million and $1.0 million, respectively, for the same period in 2010.

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R&D expense for full-year 2011 was $108.6 million, compared to $99.2 million for 2010. The increase in R&D expense in 2011 compared to 2010 was associated primarily with the initiation of three Phase 2 clinical trials of saridegib during 2011. Reimbursed expenses related to Infinity’s strategic alliance with Mundipharma and Purdue are recorded as expense as well as collaborative R&D revenue.

R&D expense for the fourth quarter of 2011 was $29.9 million, compared to $22.1 million for the same period in 2010. The increase in R&D expense for the fourth quarter of 2011 compared to the same period in 2010 was primarily due to ongoing clinical development for saridegib and IPI-145.

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General and administrative (G&A) expense was $22.7 million for full-year 2011, compared to $21.1 million for the same period in 2010. The increase in G&A expense in 2011 compared to 2010 was primarily due to increased early commercial development activities. G&A expense was $6.0 million for the fourth quarter of 2011, compared to $6.1 million for the same period in 2010.

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Net loss for full-year 2011 was $40.0 million, or a basic and diluted loss per common share of $1.50, compared to $49.0 million, or a basic and diluted loss per common share of $1.86, for 2010. Net loss for the fourth quarter of 2011 was $14.1 million, or a basic and diluted loss per common share of $0.53, compared to $14.0 million, or a basic and diluted loss per common share of $0.53, for the same period in 2010.

2012-2013 Financial Outlook

Saridegib, IPI-145 and Infinity’s innovative discovery programs are part of Infinity’s strategic alliance with Mundipharma. Infinity is entitled to reimbursement for up to $110.0 million and $147.5 million in R&D expenses that are incurred under this strategic alliance for the years ending December 31, 2012 and 2013, respectively.

Infinity today reiterated its 2012 financial guidance:

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Revenue: Infinity continues to expect total revenue for 2012 to be approximately $114 million, consisting of $110 million for reimbursed R&D services from Mundipharma and approximately $4 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Mundipharma and Purdue.

•	Operating expenses: Infinity expects operating expenses for 2012 to range from $145 million to $155 million.

•	Net loss: Infinity expects net loss for 2012 to range from $35 million to $45 million, or a basic and diluted loss per common share of $1.30 to $1.70.

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Cash and investments: Infinity expects to end 2012 with a year-end cash and investments balance ranging from $75 million to $85 million. Based on its current operating plan and exclusive of any business development activities, Infinity’s financial foundation is sufficient to fund planned operations into 2014, consistent with previous guidance.

Conference Call Information

Infinity will host a conference call on Tuesday, March 13, 2012, at 4:30 p.m. EDT to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of the Hedgehog pathway, heat shock protein 90 and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the potential of Hedgehog pathway inhibition for addressing multiple, difficult-to-treat cancers through distinct biological mechanisms and the expectation that Infinity: has a strong financial foundation that provides flexibility to advance all six clinical trials to value inflection points before needing to finance; will report data in the second half of 2012 from four of its six ongoing clinical trials, including the Phase 2 trial of saridegib in patients with myelofibrosis, the dose-escalation portion of the Phase 1b/2 trial of retaspimycin HCl in combination with everolimus in patients with NSCLC, and each of the Phase 1 trials of IPI-145; will complete enrollment in the second half of 2012 in the Phase 2 trial of saridegib in patients with chondrosarcoma and the Phase 2 trial of retaspimycin HCl in combination with docetaxel in patients with NSCLC; and will initiate Phase 2 development of IPI-145 in inflammation in the second half of 2012. Such forward-looking statements also include estimates of 2012 financial performance (including total revenues, operating expenses, net loss, basic and diluted loss per common share, and year-end cash and investments balance) and the expectation that Infinity’s financial foundation will be sufficient to fund planned operations into 2014. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma will continue for its expected term or that it will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 13, 2012. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2011	December 31, 2010

Cash, cash equivalents and available-for-sale securities, including long term	$115,936,972	$100,958,657
Other current assets	2,702,502	2,907,057
Property and equipment, net	4,581,928	5,147,545
Loan commitment asset from Purdue entities, net	—	14,288,175
Other long-term assets	1,268,667	1,264,488

Total assets	$124,490,069	$124,565,922

Current liabilities	$28,985,629	$27,750,605
Long-term debt due to Purdue entities, net of debt discount	37,552,795	—
Deferred revenue from Purdue entities, less current portion	42,147,045	46,361,745
Other long-term liabilities	371,144	970,057
Total stockholders’ equity	15,433,456	49,483,515

Total liabilities and stockholders’ equity	$124,490,069	$124,565,922

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Collaborative research and development revenue from Purdue entities	$22,324,890	$13,840,718	$92,773,162	$71,330,987

Operating expenses:
Research and development	29,892,917	22,110,744	108,582,411	99,231,414
General and administrative	6,043,685	6,090,005	22,718,634	21,070,279

Total operating expenses	35,936,602	28,200,749	131,301,045	120,301,693

Loss from operations	(13,611,712)	(14,360,031)	(38,527,883)	(48,970,706)

Other income (expense):
Interest expense	(542,045)	(521,743)	(1,840,970)	(1,909,726)
Income from Therapeutic Discovery Grants	—	733,438	—	733,438
Interest and investment income	92,911	110,607	326,752	463,014

Total other expense	(449,134)	322,302	(1,514,218)	(713,274)

Loss before income taxes	(14,060,846)	(14,037,729)	(40,042,101)	(49,683,980)
Income tax benefit	—	—	—	700,321

Net loss	$(14,060,846)	$(14,037,729)	$(40,042,101)	$(48,983,659)

Basic and diluted loss per common share	$(0.53)	$(0.53)	$(1.50)	$(1.86)

Basic and diluted weighted average number of common shares outstanding	26,708,351	26,421,230	26,620,278	26,321,398